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                                                                     EXHIBIT 4.4








                           NORTHWESTERN STEEL AND WIRE




                    1998 EMPLOYEE INCENTIVE COMPENSATION PLAN



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                                TABLE OF CONTENTS

                                                                                                                 Page
ARTICLE I

         ESTABLISHMENT............................................................................................1
         1.1               Purpose................................................................................1

ARTICLE II

         DEFINITIONS..............................................................................................1
         2.1               "Affiliate"............................................................................1
         2.2               "Agreement" ...........................................................................1
         2.3               "Award"................................................................................1
         2.4               "Beneficiary"..........................................................................1
         2.5               "Board of Directors" or "Board"........................................................2
         2.6               "Cash Incentive Award".................................................................2
         2.7               "Cause"................................................................................2
         2.8               "Change in Control" and "Change in Control Price"......................................2
         2.9               "Code" or "Internal Revenue Code"......................................................2
         2.10              "Commission"...........................................................................2
         2.11              "Committee"............................................................................2
         2.12              "Common Stock".........................................................................2
         2.13              "Company"..............................................................................2
         2.14              "Covered Employee".....................................................................3
         2.15              "Deferred Stock".......................................................................3
         2.16              "Disability"...........................................................................3
         2.17              "Dividend Equivalent"..................................................................3
         2.18              "Effective Date".......................................................................3
         2.19              "Exchange Act".........................................................................3
         2.20              "Fair Market Value"....................................................................3
         2.21              "Grant Date"...........................................................................4
         2.22              "Incentive Stock Option"...............................................................4
         2.23              "Nasdaq"...............................................................................4
         2.24              "Non-Qualified Stock Option"...........................................................4
         2.25              "Option Period"........................................................................4
         2.26              "Option Price".........................................................................4
         2.27              "Other Stock-Based Awards".............................................................4
         2.28              "Participant"..........................................................................4
         2.29              "Performance Award"....................................................................4
         2.30              "Plan".................................................................................4
         2.31              "Representative".......................................................................4
         2.32              "Restricted Stock".....................................................................5
         2.33              "Retirement"...........................................................................5



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

         2.34              "Rule 16b-3" ..........................................................................5
         2.35              "Securities Act".......................................................................5
         2.36              "Stock Appreciation Right".............................................................5
         2.37              "Stock Option" or "Option".............................................................5
         2.38              "Termination of Employment"............................................................5
         2.39              "Transfer".............................................................................5

ARTICLE III

         ADMINISTRATION...........................................................................................6
         3.1               Committee Structure and Authority......................................................6

ARTICLE IV

         STOCK SUBJECT TO PLAN....................................................................................8
         4.1               Number of Shares.......................................................................8
         4.2               Release of Shares......................................................................8
         4.3               Restrictions on Shares.................................................................8
         4.4               Stockholder Rights.....................................................................8
         4.5               Reasonable Efforts To Register.........................................................9
         4.6               Anti-Dilution..........................................................................9

ARTICLE V

         ELIGIBILITY.............................................................................................10
         5.1               Eligibility...........................................................................10
         5.2               Per Person Award Limitations..........................................................10

ARTICLE VI

         STOCK OPTIONS...........................................................................................10
         6.1               General...............................................................................10
         6.2               Grant and Exercise....................................................................10
         6.3               Terms and Conditions..................................................................11
         6.4               Termination by Reason of Death........................................................12
         6.5               Termination by Reason of Disability...................................................12
         6.6               Other Termination.....................................................................13
         6.7               Cashing Out of Option.................................................................13


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
ARTICLE VII

         STOCK APPRECIATION RIGHTS...............................................................................13
         7.1               General...............................................................................13
         7.2               Grant.................................................................................13
         7.3               Terms and Conditions..................................................................14

ARTICLE VIII

         RESTRICTED STOCK........................................................................................15
         8.1               General...............................................................................15
         8.2               Awards and Certificates...............................................................15
         8.3               Terms and Conditions..................................................................15

ARTICLE IX

         DEFERRED STOCK..........................................................................................16
         9.1               General...............................................................................16
         9.2               Terms and Conditions..................................................................17

ARTICLE X

         OTHER AWARDS............................................................................................18
         10.1              Bonus Stock and Awards In Lieu of Obligations.........................................18
         10.2              Dividend Equivalents..................................................................18
         10.3              Other Stock-Based Awards..............................................................18
         10.4              Performance Awards....................................................................19

ARTICLE XI

         PROVISIONS APPLICABLE TO STOCK ACQUIRED UNDER THE PLAN..................................................21
         11.1              Limited Transfer During Offering......................................................21
         11.2              Committee Discretion..................................................................22
         11.3              No Company Obligation.................................................................22

ARTICLE XII

         CHANGE IN CONTROL PROVISIONS............................................................................22
         12.1              Impact of Event.......................................................................22
         12.2              Definition of Change in Control.......................................................23
         12.3              Change in Control Price...............................................................24


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
ARTICLE XIII

         MISCELLANEOUS...........................................................................................24
         13.1              Amendments and Termination............................................................24
         13.2              Stand-Alone, Additional, Tandem, and Substitute Awards................................25
         13.3              Form and Timing of Payment Under Awards; Deferrals....................................25
         13.4              Status of Awards Under Code Section 162(m)............................................25
         13.5              Unfunded Status of Plan; Limits on Transferability....................................26
         13.6              General Provisions....................................................................26
         13.7              Mitigation of Excise Tax..............................................................27
         13.8              Rights with Respect to Continuance of Employment......................................28
         13.9              Awards in Substitution for Awards Granted by Other Corporations.......................28
         13.10             Procedure for Adoption................................................................28
         13.11             Procedure for Withdrawal..............................................................28
         13.12             Delay.................................................................................28
         13.13             Headings..............................................................................28
         13.14             Severability..........................................................................29
         13.15             Successors and Assigns................................................................29
         13.16             Entire Agreement......................................................................29



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                           NORTHWESTERN STEEL AND WIRE
                    1998 EMPLOYEE INCENTIVE COMPENSATION PLAN


                                    ARTICLE I

                                  ESTABLISHMENT

         1.1 Purpose.

         The Northwestern Steel and Wire Company 1998 Employee Incentive Compensation Plan is hereby established by Northwestern Steel and Wire Company. The purpose of the Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in the Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. It is intended that compensation awarded under the Plan qualifies for tax deductibility under Section 162(m) of the Code to the extent deemed appropriate by the Committee (as defined herein). The Plan and the grant of awards hereunder are expressly conditioned upon the Plan's approval by the stockholders of the Company. If such approval is not obtained, then this Plan and all Awards (as defined herein) hereunder shall be null and void ab initio. The Plan is adopted, subject to stockholder approval, effective August 1, 1998.


                                   ARTICLE II

                                   DEFINITIONS

         For purposes of the Plan, the following terms are defined as set forth below:

         2.1 "Affiliate" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

         2.2 "Agreement" or "Award Agreement" means, individually or collectively, any agreement entered into pursuant to the Plan pursuant to which an Award is granted to a Participant.

         2.3 "Award" means any Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, Stock, Dividend Equivalent, Other Stock-Based Award, Performance Award or Cash Incentive Award, together with any other right or interest granted to a Participant under the Plan.


         2.4 "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in such Participant's most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death



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or to which Awards or other rights are transferred if and to the extent permitted hereunder. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

         2.5 "Board of Directors" or "Board" means the Board of Directors of the Company.

         2.6 "Cash Incentive Award" means a conditional right granted to a Participant under Section 10.4(c) hereof to receive a cash payment, unless otherwise determined by the Committee, after the end of a specified period.

         2.7 "Cause" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for "cause" as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause" or a substantially equivalent term, then Cause shall mean (a) any act or omission which the Company believes is of a criminal nature and the result of which the Company believes is detrimental to the interests of the Company or an Affiliate,
(b) the material breach of a fiduciary duty owing to the Company, including, without limitation, fraud or embezzlement or (c) conduct, or the omission of conduct, on the part of the Participant which constitutes a material breach of any statutory or common-law duty of loyalty to the Company or an Affiliate.

         2.8 "Change in Control" and "Change in Control Price" have the meanings set forth in Sections 12.2 and 12.3, respectively.

         2.9 "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed regulations) thereunder and any subsequent Internal Revenue Code.

         2.10 "Commission" means the Securities and Exchange Commission or any successor agency.

         2.11 "Committee" means the person or persons appointed by the Board of Directors to administer the Plan.

         2.12 "Common Stock" means the shares of the Company's Common Stock, $.01 par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of the Plan.

         2.13 "Company" means Northwestern Steel and Wire Company, an Illinois corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the


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Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

         2.14 "Covered Employee" means a Participant who is a "covered employee" within the meaning of Section 162(m) of the Code.

         2.15 "Deferred Stock" means a right, granted to a Participant under
Section 9.1 hereof, to receive Common Stock, cash or a combination thereof at the end of a specified deferral period.

         2.16 "Disability" means the physical or mental condition of the Participant, as determined by the Committee, as a result of which such Participant would be entitled to payment of monthly disability benefits under any Company disability plan. If the Participant is not eligible for benefits under any disability plan of the Company, such Participant shall be deemed to have a Disability if the Committee determines that such Participant's physical or mental condition would entitle such Participant to benefits under any Company disability plan if such Participant were eligible therefor.

         2.17 "Dividend Equivalent" means a right, granted to a Participant under Section 10.2, to receive cash, Common Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

         2.18 "Effective Date" means August 1, 1998.

         2.19 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         2.20 "Fair Market Value" means the value determined on the basis of the good faith determination of the Committee, without regard to whether the Common Stock is restricted or represents a minority interest, pursuant to the applicable method described below:

                   (a) if the Common Stock is listed on a national securities exchange or quoted on Nasdaq, the closing price of the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by Nasdaq, as the case may be;

                   (b) if the Common Stock is not listed on a national securities exchange or quoted on Nasdaq, but is actively traded in the over-the-counter market, the average of the closing bid and asked prices for the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), or the most recent preceding date for which such quotations are reported; and



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                   (c) if, on the relevant date, the Common Stock is not
         publicly traded or reported as described in (a) or (b), the fair market value determined in good faith by the Committee.

         2.21 "Grant Date" means the date as of which an Agreement is entered into pursuant to the Plan.

         2.22 "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" which satisfies the requirements of
Section 422 of the Code.

         2.23 "Nasdaq" means The Nasdaq Stock Market, including the Nasdaq National Market.

         2.24 "Non-Qualified Stock Option" means an Option which is not an Incentive Stock Option.

         2.25 "Option Period" means the period during which an Option shall be exercisable in accordance with the related Agreement and Article VI.

         2.26 "Option Price" means the price at which the Common Stock may be purchased under an Option as provided in Section 6.3(b).

         2.27 "Other Stock-Based Awards" means Awards granted to a Participant under Section 10.3 hereof.

         2.28 "Participant" means a person who satisfies the eligibility conditions of Article V and with whom an Agreement has been entered into under the Plan, and in the event a Representative is appointed for a Participant or another person becomes a Representative, then the term "Participant" shall mean such Representative. The term shall also include a trust for the benefit of the Participant, the Participant's parents, spouse or descendants, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted by the Committee. Notwithstanding the foregoing, the term "Termination of Employment" shall mean the Termination of Employment of the person to whom the Award was originally granted.

         2.29 "Performance Award" means a right, granted to a Participant under
Section 10.4 hereof, to receive Awards based upon performance criteria specified by the Committee.

         2.30 "Plan" means the Northwestern Steel and Wire Company 1998 Incentive Compensation Plan, as herein set forth and as may be amended from time to time.

         2.31 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or



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temporary guardian of a Participant; (c) the person or entity which is the
Beneficiary of the Participant upon or following the Participant's death; or (d) any person to whom an Option has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

         2.32 "Restricted Stock" means Common Stock granted to a Participant under Section 8.1 hereof, that is subject to certain restrictions and to a risk of forfeiture.

         2.33 "Retirement" means the Participant's Termination of Employment after attaining either the normal retirement age or the early retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company or an Affiliate, if the Participant is covered by such a plan, or if the Participant is not covered by such a plan, then age 65.

         2.34 "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Commission under
Section 16 of the Exchange Act.

         2.35 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         2.36 "Stock Appreciation Right" means a right granted under Article
VII.

         2.37 "Stock Option" or "Option" means a right, granted to a Participant under Section 6.1 hereof, to purchase Common Stock at a specified price during specified time periods.

         2.38 "Termination of Employment" means the occurrence of any act or event that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer or employee of, or consultant to, the Company or of any subsidiary of the Company, or to be an officer, director or employee of, or consultant to, any entity that provides services to the Company or a subsidiary of the Company, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its subsidiaries of all businesses owned or operated by the Company or its subsidiaries. With respect to any person who is not an employee with respect to the Company, an Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A transfer of employment from the Company to a subsidiary, or from a subsidiary to the Company, will not be a Termination of Employment, unless expressly determined by the Committee. A Termination of Employment shall occur for an employee who is employed by a subsidiary of the Company if the subsidiary shall cease to be a subsidiary and the Participant shall not immediately thereafter become an employee of the Company or a subsidiary of the Company.

         2.39 "Transfer" means any sale, gift, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other transfer of title, whether by operation of law or otherwise.

         In addition, certain other terms used herein have definitions given to them in the first place in which they are used.





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                                   ARTICLE III

                                 ADMINISTRATION

         3.1 Committee Structure and Authority. The Plan shall be administered by a committee (the "Committee") of the Board of Directors composed of no fewer than two directors designated by the Board of Directors. Membership of the Committee shall be constituted so as to comply at all times with all applicable requirements of Rule 16b-3 and Section 162(m) of the Code. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be the acts of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Board may select different Committees to administer Awards for different classes of Participants. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

         Among other things, the Committee shall have the authority, subject to the terms of the Plan:

                  (a) to select those persons to whom Awards may be granted from time to time;

                  (b) to determine whether and to what extent Awards are to be granted hereunder;

                  (c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

                  (d) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, any Option Price or Option Period, any exercise restriction or limitation or exercise acceleration, forfeiture or waiver, and any performance criteria);

                  (e) to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 13.1;

                  (f) to determine to what extent and under what circumstances
             Common Stock and other amounts payable with respect to an Award shall be deferred;

                  (g) to determine under what circumstances an Award may be
             settled in cash or Common Stock;

                  (h) to provide for the forms of Agreements to be utilized in connection with the Plan;




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                  (i) to determine whether a Participant has a Disability or a
             Retirement;

                  (j) to determine what securities law requirements are
             applicable to the Plan, Awards and the issuance of shares of Common Stock under the Plan and to require of a Participant that appropriate action be taken with respect to such requirements;

                  (k) to cancel, with the consent of Participants or as
             otherwise provided in the Plan or an Agreement, outstanding Awards;

                  (l) to interpret and make final determinations with respect to the remaining number of shares of Common Stock available under this Plan;

                  (m) to require, as a condition of the exercise of an Award or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of such amount of any Federal, state or local taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

                  (n) to determine whether and under what circumstances a
             Participant has incurred a Termination of Employment;

                  (o) to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

                  (p) to determine the restrictions or limitations on the
             transfer of Common Stock;

                  (q) to determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

                  (r) to determine the permissible methods of Award exercise and payment, including cashless exercise arrangements;

                  (s) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

                  (t) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

             The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee's policies and procedures may differ with respect to Awards granted at different times or to different Participants.




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         Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion and, in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. No determination shall be subject to de novo review if challenged in court.


                                   ARTICLE IV

                              STOCK SUBJECT TO PLAN

         4.1 Number of Shares. Subject to the adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Awards under the Plan shall be two million (2,000,000) shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

         4.2 Release of Shares. Subject to Section 6.3(f), if any shares of Common Stock that are subject to any Award cease to be subject to an Award or are forfeited, if any Award otherwise terminates without issuance of shares of Common Stock being made to the Participant, or if any shares (whether or not restricted) of Common Stock are received by the Company in connection with the exercise of an Award, including the satisfaction of tax withholding, such shares, in the discretion of the Committee, may again be available for distribution in connection with Awards under the Plan.

         4.3 Restrictions on Shares. Shares of Common Stock issued as or in conjunction with an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in an Agreement. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, cash or other property prior to (i) the listing of such shares on any stock exchange or Nasdaq (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under Federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction with respect to the exercise of an Award. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.




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         4.4 Stockholder Rights. No person shall have any rights of a stockholder as to shares of Common Stock subject to an Award until, after proper exercise of the Award and other actions required, such shares shall have been recorded on the Company's official stockholder records as having been issued or transferred. Upon exercise of an Award or any portion thereof, the Company will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company's official stockholder records, except as provided herein or in an Agreement.

         4.5 Reasonable Efforts To Register. The Company will use its reasonable efforts to register under the Securities Act the Common Stock delivered or deliverable pursuant to Awards on Commission Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the rules and regulations governing such forms, when the Committee, in its sole discretion, shall deem such registration appropriate. The Company will use its reasonable efforts to cause the registration statement to become effective and to file such supplements and amendments to the registration statement as may be necessary to keep the registration statement in effect until the earliest of (a) one year following the expiration of the Award Period of the last Award outstanding, (b) the date the Company is no longer a reporting company under the Exchange Act and (c) the date all Participants have disposed of all shares delivered pursuant to any Award.

         4.6 Anti-Dilution. In the event, after the Effective Date, of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Company stock offering or event involving the Company and having an effect similar to any of the foregoing, which does not constitute a Change in Control (as defined in Section 12.2), then the Committee shall adjust or substitute, as the case may be, the number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by outstanding Awards, the exercise price per share of outstanding Awards, and performance conditions and any other characteristics or terms of the Awards as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that the Committee may limit any such adjustment so as to maintain the deductibility of the Awards under Code Section 162(m) and that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional shares as shall reasonably be determined by the Committee.




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                                    ARTICLE V

                                   ELIGIBILITY

         5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are directors, officers, and employees of, and consultants to, the Company or any subsidiary of the Company, who shall be in a position, in the opinion of the Committee, to make contributions to the growth, management, protection and success of the Company and its subsidiaries. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee may give consideration to the person's functions and responsibilities, the person's contributions to the Company and its subsidiaries, the value of the individual's service to the Company and its subsidiaries and such other factors deemed relevant by the Committee.

         5.2 Per Person Award Limitations. In each fiscal year during any part of which this Plan is in effect, a Participant may not be granted Awards relating to more than four hundred thousand (400,000) shares of Common Stock, subject to adjustment as provided in Section 4.6, under each of Articles VI, VII, VIII and IX and Sections 10.1, 10.2, 10.3 and 10.4(b). In addition, the maximum aggregate amount that may be paid out as final Cash Incentive Awards or other cash Awards in any fiscal year to any Participant shall be $600,000.


                                   ARTICLE VI

                                  STOCK OPTIONS

         6.1 General. The Committee shall have authority to grant Stock Options under the Plan at any time or from time to time. Stock Options may be either Incentive Stock Options or Non-Qualified Stock Options. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Award Agreement (the terms and provisions of which may differ from other Agreements), including, without limitation, payment of the Option Price.

         6.2 Grant and Exercise. The grant of a Stock Option shall occur as of the date the Committee determines. Each Option granted under this Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant. To the extent that any Stock Option is not designated as an Incentive Stock Option or, even if so designated, does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any Incentive Stock Option under such Section 422.

         6.3 Terms and Conditions. Stock Options shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

                   (a) Option Period. The Option Period of each Stock Option shall be fixed by the Committee; provided that no Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted. In the case of an Incentive Stock Option granted to an individual who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code), the Option Period shall not exceed five (5) years from the date of grant. No Option which is intended to be an Incentive Stock Option shall be granted more than ten
         (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the stockholders of the Company, whichever is earlier.

                   (b) Option Price. The Option Price per share of the Common Stock purchasable under an Option shall be determined by the Committee in its sole and absolute discretion; provided, however, that in the case of an Incentive Stock Option granted to an individual who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code), the Option Price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share on the date the Option is granted.

                   (c) Exercisability. Subject to Section 12.1, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, and, subject to the foregoing, may at any time accelerate the exercisability of any Stock Option. If the Committee intends that an Option be an Incentive Stock Option, the Committee may, in its discretion, provide that the aggregate Fair Market Value (determined at the date the Option is granted) of the Common Stock as to which such Incentive Stock Option which is exercisable for the first time during any calendar year shall not exceed $100,000.

                   (d) Method of Exercise. Subject to the provisions of this
         Article VI, a Participant may exercise Stock Options, in whole or in part, at any time during the Option Period by the Participant's giving to the Company written notice of exercise on a form provided by the Committee (if available) specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or check or such other form of payment as the Company may accept. If set forth in an Agreement or otherwise approved by the Committee, payment in full or in part may also be made (i) by delivering Common Stock already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee and permitted in accordance with Section 6.3(e); (iii) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise the Option (in accordance with Part 220, Chapter II, Title 12 of the Code of Federal Regulations, so-called "cashless" exercise); or (iv) by any combination of the foregoing. In the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. No shares of Common Stock shall be issued until full payment therefor, as determined by the Committee, has been made.

                   (e) Company Loan or Guarantee. Upon the exercise of any Option and subject to the pertinent Agreement and the discretion of the Committee, the Company may at the request of the Participant:

                             (i) lend to the Participant an amount equal to such
                  portion of the Option Price as the Committee may determine; or

                            (ii) guarantee a loan obtained by the Participant
                  from a third-party for the purpose of tendering the Option Price.

         The terms and conditions of any loan or guarantee, including the term, interest rate and any security interest thereunder and whether the loan shall be with recourse, shall be determined by the Committee, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the lesser of the aggregate Fair Market Value per share of the Common Stock on the date of exercise, less the par value of the shares of Common Stock to be purchased upon the exercise of the Award, or the amount permitted under applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

                  (f) Non-transferability of Options. Except as provided herein or in an Agreement, no Stock Option or interest therein shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable during the Participant's lifetime only by the Participant.

          6.4 Termination by Reason of Death. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to death, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable for a period of one year following termination of employment.

          6.5 Termination by Reason of Disability. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to a

Disability, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable by the Participant for a period of one year following termination of employment, and the Participant's death at any time following such Termination of Employment due to Disability shall not affect the foregoing. In the event of the Participant's Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          6.6 Other Termination. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to Retirement or if the Termination of Employment is involuntary on the part of the Participant (but is not due to death or Disability or with Cause), any Stock Option held by such Participant shall immediately terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the a period of the ninety (90) days immediately following the date of such Termination of Employment or until the expiration of the Option Period, whichever is shorter. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment which is voluntary on the part of the Participant (and is not due to Retirement) or if the Participant's Termination of Employment is for Cause, any Stock Option held by such Participant shall terminate immediately, without any exercise thereof. The death or Disability of a Participant after a Termination of Employment otherwise provided herein shall not extend the time permitted to exercise an Option.

          6.7 Cashing Out of Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of any Stock Option to be exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is subject to the Option over the Option Price times the number of shares of Common Stock subject to the Option on the effective date of such cash-out.


                                   ARTICLE VII

                            STOCK APPRECIATION RIGHTS

          7.1 General. The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid therefor in shares of the Common Stock, cash or a combination thereof as herein provided, the amount described in
Section 7.3(b).

          7.2 Grant. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan, in which case the exercise of the Stock Appreciation Right shall require the cancellation of a corresponding portion of the Stock Option, and the exercise of a Stock Option shall result in the cancellation of a corresponding portion of the Stock Appreciation Right. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right may also be granted on a stand-alone basis. Each Stock Appreciation Right granted under this Plan shall be evidenced by an Agreement, which shall embody the terms and conditions of such Stock Appreciation Right and which shall be subject to the terms and conditions set forth in this Plan.

          7.3 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

                  (a) Period and Exercise. The term of a Stock Appreciation Right shall be established by the Committee. If granted in conjunction with a Stock Option, the Stock Appreciation Right shall have a term which is the same as the Option Period and shall be exercisable only at such time or times and to the extent the related Stock Options would be exercisable in accordance with the provisions of Article VI. A Stock Appreciation Right which is granted on a stand-alone basis shall be for such period and shall be exercisable at such times and to the extent provided in an Agreement. Stock Appreciation Rights shall be exercised by the Participant's giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the portion of the Stock Appreciation Right to be exercised.

                  (b) Amount. Upon the exercise of a Stock Appreciation Right granted in conjunction with a Stock Option, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or both as determined by the Committee or as otherwise permitted in an Agreement equal in value to the excess of the Fair Market Value per share of Common Stock over the Option Price per share of Common Stock specified in the related Agreement multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised. In the case of a Stock Appreciation Right granted on a stand-alone basis, the Agreement shall specify the value to be used in lieu of the Option Price per share of Common Stock. The aggregate Fair Market Value per share of the Common Stock shall be determined as of the date of exercise of such Stock Appreciation Right.

                  (c) Non-transferability of Stock Appreciation Rights. Stock Appreciation Rights shall be transferable only when and to the extent that a Stock Option would be transferable under the Plan, unless otherwise provided in an Agreement.

                  (d) Termination. A Stock Appreciation Right shall terminate at such time as a Stock Option would terminate under the Plan, unless otherwise provided in an Agreement.

                  (e) Effect on Shares Under the Plan. Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 4.1 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares of Common Stock covered by the Stock

          Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

                  (f) Incentive Stock Option. A Stock Appreciation Right granted in tandem with an Incentive Stock Option shall not be exercisable unless the Fair Market Value of the Common Stock on the date of exercise exceeds the Option Price. In no event shall any amount paid pursuant to the Stock Appreciation Right exceed the difference between the Fair Market Value on the date of exercise and the Option Price.


                                  ARTICLE VIII

                                RESTRICTED STOCK

          8.1 General. The Committee shall have authority to grant Restricted Stock under the Plan at any time or from time to time, either alone or in addition to other Awards granted under the Plan. The Committee shall determine the persons to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares of Restricted Stock to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement. The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate (including a division or department of the Company or an Affiliate) for or within which the Participant is primarily employed or upon such other factors or criteria as the Committee shall determine. The provisions of Restricted Stock Awards need not be the same with respect to any Participant.

          8.2 Awards and Certificates. Notwithstanding the limitations on issuance of shares of Common Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

          8.3 Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

                  (a) Limitations on Transferability. Subject to the provisions of the Plan and the Agreement, during a period set by the Committee commencing with the date of such Award (the "Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any interest in shares of Restricted Stock.

                  (b) Rights. Except as provided in Section 8.3(a), the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee and subject to the Plan, cash dividends on the class of Common Stock that is the subject of the Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock, and dividends on the class of Common Stock that is the subject of the Restricted Stock payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock on which such dividends were paid.

                  (c) Acceleration. Based on service, performance by the Participant or by the Company or an Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award.

                  (d) Forfeiture. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment during the Restriction Period due to death or Disability, the restrictions shall lapse and the Participant shall be fully vested in the Restricted Stock. Unless otherwise provided in an Agreement or determined by the Committee, upon a Participant's Termination of Employment for any reason during the Restriction Period other than death or Disability, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant's Restricted Stock.

                  (e) Delivery. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for such shares shall be delivered to the Participant.

                  (f) Election. A Participant may elect to further defer receipt of the Restricted Stock for a specified period or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must be made one (1) year prior to completion of the Restriction Period.


                                   ARTICLE IX

                                 DEFERRED STOCK

          9.1 General. The Committee shall have authority to grant Deferred Stock under the Plan at any time or from time to time, either alone or in addition to other Awards granted under the Plan. The Committee shall determine the persons to whom and the time or times at which Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any Participant, the duration of the period (the "Deferral Period") prior to which the Common Stock will be delivered, and the conditions under which receipt of the Common Stock will be deferred and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement. The Committee may condition the grant of Deferred Stock upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate, including a division or department of the Company or an Affiliate for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine. The provisions of Awards of Deferred Stock need not be the same with respect to any Participant.

          9.2 Terms and Conditions. Award of Deferred Stock shall be subject to the following terms and conditions:

                  (a) Limitations on Transferability. Subject to the provisions of the Plan and the Agreement, Awards of Deferred Stock, or any interest therein, may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or Elective Deferral Period as defined in Section 9.2(e), where applicable), the Committee may elect to deliver Common Stock, cash equal to the Fair Market Value of such Common Stock or a combination of cash and Common Stock to the Participant for the shares covered by the Award of Deferred Stock.

                  (b) Rights. Unless otherwise determined by the Committee and subject to the Plan, cash dividends on the Common Stock that is the subject of the Award of Deferred Stock shall be automatically deferred and reinvested in additional Deferred Stock, and dividends on the Common Stock that is the subject of the Award of Deferred Stock payable in Common Stock shall be paid in the form of Deferred Stock of the same class as the Common Stock on which such dividends were paid.

                  (c) Acceleration. Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of deferral limitations in installments and may accelerate the vesting of all or any part of any Award and waive the deferral limitations for all or any part of such Award.

                  (d) Forfeiture. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment during the Deferral Period due to death or Disability, the restrictions shall lapse and the Participant shall be fully vested in the Deferred Stock. Unless otherwise provided in an Agreement or determined by the Committee, upon a Participant's Termination of Employment for any reason during the Deferral Period other than death or Disability, the rights to the shares still covered by the Award shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining deferral limitations with respect to any or all of such Participant's Deferred Stock.

                  (e) Election. A Participant may elect further to defer receipt of the Deferred Stock payable under an Award (or an installment of an Award) for a specified period or until a specified event (an "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must be made at least one (1) year prior to completion of the Deferral Period for the Award (or of the applicable installment thereof).


                                    ARTICLE X

                                  OTHER AWARDS

          10.1 Bonus Stock and Awards In Lieu of Obligations. The Committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under other plans or compensatory arrangements. Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

          10.2 Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional Common Stock, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

         10.3 Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 10.3 shall be purchased for such consideration and paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 10.3.

          10.4 Performance Awards.

                  (a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and its timing, may be subject to performance conditions specified by the Committee. The Committee may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 10.4(b) and 10.4(c) hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

                  (b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to a person the Committee regards as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this
          Section 10.4(b).

                          (i) Performance Goals Generally. The performance goals
                  for any such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee consistent with this Section 10.4(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the performance goals being "substantially uncertain."

                          (ii) Business Criteria. One or more of the following
                  business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholer return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index, such as, but not limited to, the Standard & Poor's 500 or the Nasdaq-U.S. Index; (3) net revenue; (4) net income; (5) pre-tax income;
                  (6) EBITDA (earnings before interest, taxes, depreciation and amortization); (7) EBITDA margin (EBITDA as a percentage of net revenue); (8) operating income; (9) operating margin (operating income as a percentage of net revenue); (10) earnings per share; (11) return on equity; (12) return on capital; and (13) return on investment. The foregoing business criteria shall also be exclusively used in establishing performance goals for Cash Incentive Awards granted under Section 10.4(c) hereof.

                          (iii) Performance Period: Timing For Establishing
                  Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over such periods as may be specified by the Committee. Performance goals shall be established on or before the dates that are required or permitted for "performance-based compensation" under Code
                  Section 162(m).

                          (iv) Settlement of Performance Awards; Other Terms.
                  Settlement of such Performance Awards may be in cash or Common Stock, or other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award subject to this Section 10.4(b). The Committee shall specify the circumstances in which such Performance Awards shall be forfeited or paid in the event of a Termination of Employment or a Change in Control prior to the end of a performance period or settlement of Performance Awards, and other terms relating to such Performance Awards.

                  (c) Cash Incentive Awards Granted to Designated Covered Employees. The Committee may grant Cash Incentive Awards to Participants including those designated by the Committee as likely to be Covered Employees, which Awards shall represent a conditional right to receive a payment in cash, unless otherwise determined by the Committee, after the end of a specified fiscal year or fiscal quarter or other period specified by the Committee, in accordance with this
          Section 10.4(c).

                         (i) Cash Incentive Award. The Cash Incentive Award for
                  Participants the Committee regards as likely to be regarded as Covered Employees shall be based on achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 10.4(b), and may be based on such criteria for any other Participant. The Committee may specify the amount of the individual Cash Incentive Award as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount or another amount which need not bear a strictly mathematical relationship to such business criteria. The Committee may establish a Cash Incentive Award pool that includes Participants the Committee regards likely to be Covered Employees, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Cash Incentive Awards. The amount of the Cash Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 10.4(b) hereof in the given performance period, as granted by the Committee. The Committee may specify the amount of the Cash Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount or another amount which need not bear a strictly mathematical relationship to such business criteria.

                          (ii) Potential Cash Incentive Awards. Not later than
                  the date required or permitted for "qualified performance-based compensation" under Code Section 162(m), the Committee shall determine the Participants who will potentially receive Cash Incentive Awards for the specified fiscal year, quarter or other period, either as individual Cash Incentive Awards or out of an Cash Incentive Award pool established by such date and the amount or method for determining the amount of the individual Cash Incentive Award or the amount of such Participant's portion of the Cash Incentive Award pool.

                          (iii) Payout of Cash Incentive Awards. After the end
                  of the specified fiscal year, quarter or other period, as the case may be, the Committee shall determine the amount, if any, of potential individual Cash Incentive Award payable to a Participant or of any Cash Incentive Award pool and the maximum amount of potential Cash Incentive Award payable to each Participant in any Cash Incentive Award pool. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Cash Incentive Award shall be increased or reduced from the amount of his or her potential Cash Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of a Cash Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which a Cash Incentive Award shall be paid or forfeited in the event of Termination of Employment by the Participant or a Change in Control prior to the end of the period for measuring performance or the payout of such Cash Incentive Award, and other terms relating to such Cash Incentive Award in accordance with the Plan. Upon the completion of the measuring period and the determination of the right to payment and the amount, the Committee shall direct the Company to make payment.

                  (d) Written Determinations. All determinations by the Committee as to the establishment of performance goals and the potential Performance Awards or Cash Incentive Awards related to such performance goals and as to the achievement of performance goals relating to such Awards, the amount of any Cash Incentive Award pool and the amount of final Cash Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code
          Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Cash Incentive Awards.

                                   ARTICLE XI

             PROVISIONS APPLICABLE TO STOCK ACQUIRED UNDER THE PLAN

        11.1 Limited Transfer During Offering. In the event there is an effective registration statement under the Securities Act pursuant to which shares of Common Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares received directly or indirectly as, or pursuant to an exercise of, any Award.

        11.2 Committee Discretion. The Committee may in its sole discretion include in any Agreement an obligation that the Company purchase a Participant's shares of Common Stock received upon the exercise of an Award (including the purchase of any unexercised Awards which have not expired), or may obligate a Participant to sell shares of Common Stock to the Company, upon such terms and conditions as the Committee may determine and set forth in an Agreement. The provisions of this Article XI shall be construed by the Committee in its sole discretion and shall be subject to such other terms and conditions as the Committee may from time to time determine. Notwithstanding any provision herein to the contrary, the Company may upon determination by the Committee assign its right to purchase shares of Common Stock under this Article XI, whereupon the assignee of such right shall have all the rights, duties and obligations of the Company with respect to purchase of the shares of Common Stock.

        11.3 No Company Obligation. None of the Company, an Affiliate or the Committee shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company's purchase of Common Stock or an Award from such holder in accordance with the terms hereof.


                                   ARTICLE XII

                          CHANGE IN CONTROL PROVISIONS

        12.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Agreement, in the event of a Change in Control (as defined in Section 12.2):

                  (a) The Committee may, in its sole discretion, elect to terminate and cash out all Stock Options outstanding as of the date of such Change in Control (whether vested or not) by paying each Participant an amount in cash equal to (i) the excess of the Change in Control Price (as defined in Section 12.3) for the Common Stock that is subject to each particular Option over the Option Price per share times the number of shares of Common Stock subject to such Option, or
          (ii) $0.10 times the number of shares of Common Stock subject to each particular Option in the event the Change in Control Price is less than the Option Price per share. In the event of a Change in Control resulting from a Corporate Transaction (as defined in Section 12.3) (other than a Corporate Transaction resulting from a tender or exchange offer for fifty percent (50%) or less of the voting securities of the Company) and provided that the Committee has not elected to terminate and cash out all Stock Options in accordance with the previous sentence, the entity which has acquired control of the Company may exchange all Stock Options outstanding as of the date of such Change in Control (whether vested or not) for options under an equivalent plan of such entity which shall have an equivalent value and vesting schedule. If such entity which has acquired control of the Company does not exchange all Stock Options outstanding as of the date of such Change in Control (whether vested or not) for options under an equivalent plan of such entity which shall have an equivalent value and vesting schedule and the Committee has not elected to terminate and cash out all Stock Options, such Stock Options, such Stock Options, to the extent not vested, shall become fully vested and exercisable to the full extent of the original grant.

                  (b) Any Stock Appreciation Rights outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

                  (b) The restrictions and deferral limitations applicable to any Restricted Stock, Deferred Stock or other Award shall lapse, and such Restricted Stock, Deferred Stock or other Award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

                  (c) The performance goals and other conditions with respect to any outstanding Performance Award or Cash Incentive Award shall be deemed to have been satisfied in full, and such Award shall be fully distributable, if and to the extent provided by the Committee in the Agreement relating to such Award or otherwise, notwithstanding that the Award may not be fully deductible to the Company under Section 162(m) of the Code.

                  (d) Notwithstanding any other provision of the Plan, unless the Committee shall provide otherwise in an Agreement, a Participant shall have the right, whether or not the Award is fully exercisable or may be otherwise realized by the Participant, by giving notice during the sixty (60) day period from and after a Change in Control to the Company, to elect to surrender all or part of a stock-based Award to the Company and to receive cash, within thirty (30) days of such notice, in an amount equal to the amount by which the "Change in Control Price" (as defined in Section 12.3) per share of Common Stock on the date of such election shall exceed the amount which the Participant must pay to exercise the Award per share of Common Stock under the Award (the "Spread"), multiplied by the number of shares of Common Stock granted under the Award as to which the right granted under this Section 12.1 shall have been exercised.

         12.2 Definition of Change in Control. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; (b)(i) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and (ii) the persons who were the members of the Board of Directors of the

Company prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (c) the stockholders of the Company approve a plan of liquidation of the Company; or (d) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board.

        12.3 Change in Control Price. For purposes of the Plan, "Change in Control Price" means the higher of (a) the highest reported sales price of a share of Common Stock in any transaction reported on the principal exchange on which such shares are listed or on Nasdaq during the sixty (60) day period prior to and including the date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer, merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company (in each case a "Corporate Transaction"), the highest price per share of Common Stock paid in such Corporate Transaction, except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on the Fair Market Value of the Common Stock on the date any such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such Corporate Transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee.


                                  ARTICLE XIII

                                  MISCELLANEOUS

        13.1 Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under a Stock Option, Stock Appreciation Right, Restricted Stock Award or Award of Deferred Stock theretofore granted without the Participant's consent, except such an amendment (a) made to avoid an expense charge to the Company or an Affiliate, or (b) made to permit the Company or an Affiliate a deduction under the Code. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement.

        The Committee may amend the Plan at any time subject to the same limitations (and exceptions to limitations) as applied to the Board and further subject to any approval or limitations the Board may impose.

        The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the

Participant's consent or reduce an Option Price, except such an amendment made to avoid an expense charge to the Company or an Affiliate or qualify for a deduction.

          Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interests accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interests accounting shall be available, including the substitution of Common Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interests accounting.

        13.2 Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any subsidiary.

        13.3 Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Agreement, payments to be made by the Company or an Affiliate upon the exercise of an Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash may be paid in lieu of Common Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 13.1 of the Plan) or permitted at the election of the Participant. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the granting or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Common Stock.

        13.4 Status of Awards Under Code Section 162(m). It is the intent of the Company that Awards granted to persons who are Covered Employees within the meaning of Code Section 162(m) shall constitute "qualified performance-based compensation" satisfying the requirements of Code Section 162(m). Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Code
Section 162(m). If any provision of the Plan or any agreement relating to such an Award does not comply or is inconsistent with the requirements of Code

Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

        13.5 Unfunded Status of Plan; Limits on Transferability. It is intended that the Plan be an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. Unless otherwise provided in this Plan or in an Agreement, no Award shall be subject to the claims of Participant's creditors, and no Award may be transferred, assigned, alienated or encumbered in any way other than by will or the laws of descent and distribution or to a Representative upon the death of the Participant.

        13.6 General Provisions.

                  (a) Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

                  (b) No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

                  (c) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current deduction. If the Participant disposes of shares of Common Stock acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under the Code, the Participant must give written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

                  (d) Reinvestment. The reinvestment of dividends in additional Deferred or Restricted Stock at the time of any dividend payment shall be permissible only if sufficient shares of Common Stock are available under the Plan for such reinvestment (taking into account then outstanding Options and other Awards).

                  (e) Designation of a Representative. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

                  (f) Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Illinois (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under Section 16(b) of the Exchange Act.

                  (g) Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

                  (h) Fail Safe. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3, as applicable. To the extent any action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

         13.7 Mitigation of Excise Tax. If any payment or right accruing to a Participant under this Plan (without the application of this Section 13.7), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments"), would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 13.7 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only Federal income taxes. In addition, the foregoing provisions of this Section 13.7 are not meant to be exclusive with regard to any Participant, and the Company or an Affiliate may, pursuant to employment, severance or other agreements, provide for additional payments to a Participant due to a Participant's rights under an award constituting a "parachute payment."

        13.8 Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.

        13.9 Awards in Substitution for Awards Granted by Other Corporations. Awards (including cash in respect of fractional shares) may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

        13.10 Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

        13.11 Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of the board of directors of such Affiliate, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan.

         13.12 Delay. The Company shall have the right to suspend or delay any time period described in the Plan or an Agreement if the Committee shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an Affiliate or a stockholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an Affiliate or a stockholder of the Company.

      13.13 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

      13.14 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

      13.15 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

      13.16 Entire Agreement. This Plan and the Agreements constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and any Agreement, the terms and conditions of the Plan shall control.

                  IN WITNESS WHEREOF, this instrument has been executed by the undersigned as of the 1st day February, 1999.


                                   NORTHWESTERN STEEL AND WIRE COMPANY


                                   By: /s/ Thomas M. Vercillo
                                      ---------------------------------
                                   Name: Thomas M. Vercillo
                                        -------------------------------
                                   Title: Chief Financial Officer and Treasurer
                                         ------------------------------